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                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITOR'S CONSENT

The Board of Directors
Sabratek Corporation

We consent to incorporation by reference in the registration statement on Form S-3 of Sabratek Corporation of our report dated March 17, 1998, relating to the balance sheets of Sabratek Corporation as of December 31, 1997 and 1996, and the related statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997 annual report on Form 10-K of Sabratek Corporation, and to the reference to our firm under the heading "Experts" in the registration statement.

                                          KPMG Peat Marwick LLP

                                          KPMG Peat Marwick LLP


Chicago, Illinois
July 9, 1998